Exhibit 99.1

Contact: Matthew Skelly

VP – Investor Relations

1845 Walnut Street

Philadelphia, PA 19103

(877) 280-2857

(215) 561-5692 (facsimile)

ATLAS PIPELINE PARTNERS, L.P.

REPORTS FIRST QUARTER 2014 RESULTS

•	Adjusted EBITDA for first quarter 2014 was $90.8 million, a 34% increase year-over-year

•	Distributable Cash Flow for first quarter 2014 was $60.8 million, a 40% increase year-over-year

•	Previously announced distribution of $0.62 per common limited partner unit, at approximately 1.1x coverage

•	Processed gas volumes of approximately 1.4 billion cubic feet per day (BCFD) in first quarter 2014

•	APL signs definitive agreement to sell its subsidiaries holding a 20% interest in WTXLPG Pipeline for $135 million

•	Atlas Pipeline extends long-term strategic partnership with Pioneer Natural Resources for an additional 10 years to 2032

•	Partnership announces further major expansion plans in the Permian Basin with approval of a new 200 MMCFD plant in the northern part of the Permian

•	APL is accelerating plans to expand the Stonewall plant in SouthOK to 200 MMCFD due to increased expectations from Arkoma and SCOOP producers

Philadelphia, PA, May 5, 2014 – Atlas Pipeline Partners, L.P. (NYSE: APL) (“APL”, “Atlas Pipeline”, or the “Partnership”) today reported adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA”), of $90.8 million for the first quarter of 2014. Processed natural gas volumes averaged 1,367 million cubic feet per day (“MMCFD”), a 32.3% increase over the first quarter of 2013. Distributable Cash Flow was $60.8 million for the first quarter of 2014, or $0.75 per average common limited partner unit, compared to $43.5 million for the prior year’s first quarter. The Partnership recognized net income of $7.0 million for the first quarter of 2014, compared to a net loss of $27.5 million for the prior year’s first quarter.

Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures, which are reconciled to their most directly comparable GAAP measures in the tables included at the end of this news release. The Partnership believes these measures provide a more accurate comparison of the operating results for the periods presented.

On April 22, 2014, the Partnership declared a cash distribution for the first quarter of 2014 of $0.62 per common limited partner unit to holders of record on May 8, 2014, which will be paid on May 15, 2014. This distribution represents Distributable Cash Flow coverage per limited partner unit of 1.09x for the first quarter of 2014.

On May 5, 2014, the Partnership entered into a definitive agreement to sell its subsidiaries holding a 20% interest in West Texas LPG Pipeline Limited Partnership (“WTXLPG”) to a subsidiary of Martin Midstream Partners (NASADQ: MMLP) for $135 million, excluding any working capital adjustments. WTXLPG is a common carrier y-grade natural gas liquids pipeline operated by a subsidiary of the Chevron Corporation (NYSE: CVX) which the Partnership purchased in May 2011 for $85 million. The transaction is expected to close in the second quarter of 2014, subject to customary closing conditions. The proceeds from this transaction are expected to be used to pay down Partnership debt.

“The Partnership has continued to move forward with stronger results versus last quarter, and meaningfully better results versus a year ago. With less impact from the winter weather and continued strong activity from our customers, we were pleased to build coverage on the distribution this quarter and expect to continue to build coverage throughout the rest of the year while also increasing our distribution. As we’ve headed into spring, we’ve already had activity pick up from our producers and as I speak today, volumes are higher than our stated quarterly results. Our recent West Texas LPG Pipeline sale announcement, successful preferred offering, and positive Permian and Woodford announcements have shown the investment community we are keeping focused at the task at hand and will continue to do so. We are on track for a higher distribution this year and want to thank all of our supporters who understand the value that we are creating,” remarked Eugene Dubay, Chief Executive Officer of the Partnership.

Capitalization and Liquidity

The Partnership had total liquidity (cash plus available capacity on its revolving credit facility) of $459.7 million as of March 31, 2014. Total debt outstanding was $1,704.9 million at March 31, 2014, compared to $1,707.3 million at December 31, 2013, a decrease of $2.4 million. Based upon total debt outstanding at March 31, 2014, total leverage was approximately 4.9x for purposes of calculations under our revolving credit facility, and debt to total capital was 42%.

During the first quarter of 2014, the Partnership issued 5,060,000 of Class E Preferred Units at an offering price of $25.00 per Class E Preferred Unit. The Partnership received $122.4 million in net proceeds, which were used to pay down the revolving credit facility and to fund capital expenditures. The initial distribution on the Class E Preferred Units will be payable on July 15, 2014 to holders of record as of July 1, 2014, in an amount equal to $0.67604 per unit, or approximately $3.4 million. Thereafter, the Partnership will pay cumulative distributions in cash on the Class E Preferred Units on a quarterly basis at a rate of $0.515625 per unit, or 8.25% per year. The cumulative dividends through March 31, 2014 are included as a reduction to Distributable Cash Flow for the current quarter.

Risk Management

The Partnership has added further protection to its risk management portfolio for production in 2014 through 2017. As of May 2, 2014, the Partnership had natural gas, natural gas liquids and condensate protection in place for 2014, 2015 and 2016 for approximately 71%, 49%, and 11%, respectively, of associated margin value (exclusive of ethane). Counterparties to the Partnership’s risk management activities consist of investment grade commercial banks that are lenders under the Partnership’s credit facility, or affiliates of those banks. A table summarizing the Partnership’s risk management portfolio as of May 2, 2014 is included in this release.

Operating Results

Gathered volumes for the three months ended March 31, 2014 were approximately 1.5 BCFD and processed volumes were approximately 1.4 BCFD, an increase of over 23% and 32%, respectively, compared to the Partnership’s first quarter 2013 reported results. Growth capital spending, including contributions to joint ventures, was $124.9 million during the first quarter of 2014, as organic expansion projects continue across all gathering and processing systems, including the processing plant expansions in SouthOK (120 MMCFD Stonewall Plant), SouthTX (200 MMCFD Silver Oak II Plant), and WestTX (200 MMCFD Edward Plant).

Gross margin from operations was $131.0 million for the first quarter 2014, compared to $91.1 million for the prior year period, a result of increasing producer activity in APL’s areas of operations and the acquisition of the SouthTX assets in May 2013. Gross margin, a non-GAAP financial measure, includes natural gas and liquids sales, and transportation, processing and other fees, less purchased product costs and non-cash gains (or losses) included in these items. The higher gross margin for the quarter was primarily due to the increased volumes and expansions that have been completed on the WestOK and WestTX systems, as well as the recently acquired SouthTX system. The gross margin for the quarter does not include approximately $9.8 million of realized derivative settlement losses, which are excluded in the calculation of gross margin, compared to $1.6 million realized derivative settlement gains excluded from gross margin in the first quarter of 2013.

WestTX System

The WestTX system’s average natural gas processed volume was 390.0 MMCFD for the first quarter of 2014, compared to 280.8 MMCFD for the first quarter of 2013. Increased processed volumes are primarily due to continued significant drilling activity in the Permian Basin. The completion of the Driver plant in April 2013 increased processing capacity on the WestTX system to 455 MMCFD, supporting the increased gathering volumes. Average NGL production was 50,263 barrels per day (“BPD”) for the first quarter of 2014, a 51.2% increase over the first quarter of 2013. This system continues to operate in ethane rejection due to the value of ethane compared to the value residue natural gas.

APL has recently executed a contract extension with the most active producer in the Permian Basin, Pioneer Natural Resources, Inc. (NYSE: PXD; “Pioneer”), its largest customer and its partner on the WestTX system. The contract extension, which now expires in 2032, is under similar contract terms as the previous contract and includes further areas of mutual interest, including all or portions of nine counties in the Permian Basin, as Pioneer and APL move together to further develop an increasing footprint in one of the most lucrative oil and natural gas plays in the United States. The Partnership expects processed volumes on this system to continue to increase through 2014 and beyond as Pioneer and other producers continue to pursue their drilling plans over the coming years in the Permian Basin. The previously announced 200 MMCFD Edward plant is expected to be complete in late 2014. In addition, the Managing Board of Atlas Pipeline has approved the construction of a new, incremental 200 MMCFD cryogenic processing plant to be located in the northern part of the Permian, and expects the plant to be in service in the second half of 2015. These two plants will serve the increasing activity in the Permian Basin and will be fully integrated with APL’s WestTX gathering and processing system, increasing the processing capacity in the Permian Basin to 855 MMCFD. Construction costs for the plant are expected to be $100-120 million net to the Partnership. The majority of the capital will be invested in 2015.

WestOK System

The WestOK system had average natural gas processed volume of 510.2 MMCFD for the first quarter of 2014, a 19.9% increase from the first quarter of 2013. Average NGL production was 23,010 BPD for the first quarter of 2014, a 41.6% increase from the first quarter of 2013, due to the continued increased production on the gathering system. Activity continues to be strong by APL’s producer customers, with Atlas Pipeline connecting over a well per day in the Mississippi Lime over the past quarter. Many of Atlas Pipeline’s large customers are refocusing their drilling efforts on infill drilling in proven areas, where the Partnership already has pipeline infrastructure, which is reducing our capital costs in this operating area. Due to the ethane pricing environment, only approximately 25% of the currently available ethane is being produced on the WestOK system.

SouthOK System

The SouthOK system’s average natural gas processed volume was 372.7 MMCFD for the first quarter 2014, a 14.1% increase from first quarter 2013. Average NGL production was 28,270 BPD for the first quarter 2014, a decrease of approximately 18.2% compared to the first quarter 2013, due to portions of the system processing in ethane rejection during first quarter 2014 and in ethane recovery during first quarter 2013.

The Stonewall plant, a new cryogenic processing facility, was brought into start-up operations in late April and is now fully operational. This plant was constructed under the Centrahoma joint venture, which is a joint venture with MarkWest Energy Partners (NYSE: MWE) in which APL owns 60%. The Partnership is expecting to accelerate the timeframe of the planned 80 MMCFD expansion at this plant, due to the increased activity in Southern Oklahoma, including production from the Woodford Shale, SCOOP, Arkoma and Ardmore Basins. This expansion will allow the facility to operate at its name-plate 200 MMCFD capacity and bring total processing capacity on the SouthOK system to 580 MMCFD. Additionally, construction is continuing on the project to connect the Velma and Arkoma portions of the SouthOK system, which is expected be complete in September of 2014.

SouthTX System

The SouthTX system recognized revenues on average natural gas processed volumes of 115.7 MMCFD and produced 11,870 BPD of NGLs during the first quarter of 2014. The Partnership received an economic contribution during the quarter on approximately 140 MMCFD due to minimum volume commitments not being filled as well as a customer sharing agreement with TexStar Midstream Service L.P. (“TexStar”), its joint-venture partner in the Eagle Ford. APL receives a share of the economic interest from certain volumes processed by TexStar. These volumes were previously processed by Atlas Pipeline prior to the start-up of TexStar’s processing facility in late 2013.

APL continues to make commercial progress in the SouthTX area and the Partnership recently connected newly acquired gas from a prominent operator in the Eagle Ford. Incremental volumes should materialize during the month of May from this connection and another significant connection is expected later this month. The producers delivering to these connections are two of the largest producers in the play. The Partnership should be near full utilization of the initial Silver Oak processing facility, economically and potentially operationally, in early June. The new, 200 MMCFD processing facility, Silver Oak II, is expected to be online in mid-June 2014.

Corporate and Other

General and administrative costs, excluding non-cash compensation, for the first quarter of 2014 totaled $11.5 million, compared to $9.4 million in the same period in 2013. This increase was driven primarily by an increase in personnel as a result of the acquisition of the SouthTX system in May 2013.

Net of deferred financing costs, interest expense was $21.8 million for the first quarter of 2014, as compared to $17.1 million in the first quarter of 2013. This increase was due to financing the Partnership’s acquisitions and capital expenditure program since March 31, 2013, including the $400.0 million issuance of 4.750% senior unsecured notes due 2021 in May 2013.

*        *        *

Interested parties are invited to access the live webcast of an investor call with management regarding the Partnership’s first quarter 2014 results on Tuesday, May 6, 2014 at 10:00 am ET by going to the Investor Relations section of the Partnership’s website at www.atlaspipeline.com. An audio replay of the conference call will also be available beginning at 2:00 pm ET on Tuesday, May 6, 2014. To access the replay, dial 1-888-286-8010 and enter conference code 78833930.

Atlas Pipeline Partners, L.P. (NYSE: APL) is active in the gathering and processing segments of the midstream natural gas industry. In Oklahoma, southern Kansas, Texas, and Tennessee, APL owns and operates 15 active gas processing plants, 18 gas treating facilities, as well as approximately 11,200 miles of active intrastate gas gathering pipeline. For more information, visit the Partnership’s website at www.atlaspipeline.com or contact IR@atlaspipeline.com.

Atlas Energy, L.P. (NYSE: ATLS) is a master limited partnership which owns all of the general partner Class A units and incentive distribution rights and an approximate 37% limited partner interest in its upstream oil & gas subsidiary, Atlas Resource Partners, L.P. Additionally, Atlas Energy owns and operates the general partner of its midstream oil & gas subsidiary, Atlas Pipeline Partners, L.P., through all of the general partner interest, all the incentive distribution rights and an approximate 6% limited partner interest. For more information, please visit our website at www.atlasenergy.com, or contact Investor Relations at InvestorRelations@atlasenergy.com.

Certain matters discussed within this press release are forward-looking statements. Although Atlas Pipeline Partners, L.P. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Atlas Pipeline does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in commodity prices and local or national economic conditions and other risks detailed from time to time in Atlas Pipeline’s reports filed with the SEC, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Financial Summary(1)

(unaudited; in thousands except per unit amounts)

	Three Months Ended March 31,
	2014	2013
Revenue:
Natural gas and liquids sales	$663,130	$383,848
Transportation, processing and other fees(2)	43,437	32,725
Derivative loss, net	(8,671)	(12,083)
Other income, net	2,108	3,422

Total revenues	700,004	407,912

Costs and expenses:
Natural gas and liquids cost of sales	575,468	325,540
Plant operating	24,570	21,271
Transportation and compression	558	588
General and administrative	11,501	9,414
General and administrative – non-cash unit-based compensation(3)	6,439	4,384
Other costs	37	530
Depreciation and amortization	49,239	30,458
Interest	23,663	18,686

Total costs and expenses	691,475	410,871

Equity income (loss) in joint ventures	(1,878)	2,040
Loss on early extinguishment of debt	—	(26,582)

Income (loss) before income taxes	6,651	(27,501)
Income tax benefit	(398)	(9)

Net income (loss)	7,049	(27,492)
Income attributable to non-controlling interests	(2,462)	(1,369)
Preferred unit dividends	(406)	—
Preferred unit imputed dividend effect	(11,378)	—
Preferred unit dividends in kind	(9,719)	—

Net loss attributable to common limited partners and the General Partner	$(16,916)	$(28,861)

Net loss attributable to common limited partners per unit:
Basic and diluted:	$(0.27)	$(0.48)

Weighted average common limited partner units (basic and diluted)	80,595	64,646

(1)	Based on the GAAP statements of operations to be included in Form 10-Q, with additional detail of certain items included.
(2)	Includes affiliate revenues related to transportation and processing provided to Atlas Resource Partners, L.P.
(3)	Non-cash costs associated with unit-based compensation, which have been reflected in the general and administrative costs and expenses, the category associated with the direct personnel cash costs in the GAAP statements of operations to be included in Form 10-Q. General and administrative also includes any compensation reimbursement to affiliates.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Financial Summary (continued)

(unaudited; in thousands, except per unit amounts)

	Three Months Ended March 31,
	2014	2013
Summary Cash Flow Data:
Cash provided by operating activities	$66,168	$41,256
Cash used in investing activities	(130,684)	(108,390)
Cash provided by financing activities	69,358	71,997

Capital Expenditure Data:
Maintenance capital expenditures	$5,325	$3,855
Expansion capital expenditures	123,006	104,661
Contributions to equity method investments	1,903	—
Acquisitions	—	6,000

Total	$130,234	$114,516

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(unaudited; in thousands)

	March 31, 2014	December 31, 2013
ASSETS

Current assets:
Cash and cash equivalents	$9,756	$4,914
Other current assets	269,087	236,864

Total current assets	278,843	241,778
Property, plant and equipment, net	2,825,313	2,724,192
Intangible assets, net	1,025,180	1,064,843
Equity method investment in joint ventures	269,058	248,301
Other assets, net	48,564	48,731

	$4,446,958	$4,327,845

LIABILITIES AND EQUITY

Current liabilities	$356,929	$320,226
Long-term debt, less current portion	1,704,549	1,706,786
Deferred income taxes, net	32,892	33,290
Other long-term liabilities	7,177	7,638
Total partners’ capital	2,277,097	2,200,645
Non-controlling interest	68,314	59,260

Total equity	2,345,411	2,259,905

	$4,446,958	$4,327,845

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Reconciliation of Non-GAAP Measures

(unaudited; in thousands)

	Three Months Ended March 31,
	2014	2013
Gross margin calculation:
Natural gas and liquids sales	$663,130	$383,848
Transportation, processing and other fees	43,437	32,725
Less: non-cash line fill gain (loss)	143	(32)
Less : natural gas and liquids cost of sales	575,468	325,540

Gross margin	130,956	91,065

Reconciliation of net income (loss) to other non-GAAP measures(1):
Net income (loss)	$7,049	$(27,492)
Depreciation and amortization	49,239	30,458
Income tax benefit	(398)	(9)
Interest expense	23,663	18,686

EBITDA	79,553	21,643
Income attributable to non-controlling interests(2)	(2,462)	(1,369)
Non-controlling interest depreciation, amortization and interest(3)	(706)	(850)
Adjustment for cash flow from investment in joint ventures	3,878	(240)
Non-cash (gain) loss on derivatives	(1,164)	13,719
Acquisition costs	37	530
Premium expense on derivative instruments	2,623	3,275
Loss on early extinguishment of debt	—	26,582
Other non-cash adjustments(4)	9,045	4,416

Adjusted EBITDA	90,804	67,706
Interest expense	(23,663)	(18,686)
Amortization of deferred finance costs	1,856	1,544
Preferred dividend obligation	(406)	—
Premium expense on derivative instruments	(2,623)	(3,275)
Maintenance capital expenditures, net of non-controlling interest(5)	(5,133)	(3,814)

Distributable Cash Flow	$60,835	$43,475

(1)	EBITDA, Adjusted EBITDA and Distributable Cash Flow are non-GAAP (generally accepted accounting principles) financial measures under the rules of the Securities and Exchange Commission. Management of the Partnership believes EBITDA, Adjusted EBITDA and Distributable Cash Flow provide additional information for evaluating the Partnership’s ability to make distributions to its common unit holders and the general partner, among other things. These measures are widely-used by commercial banks, investment bankers, rating agencies and investors in evaluating performance relative to peers and pre-set performance standards. Adjusted EBITDA is also similar to the Consolidated EBITDA calculation utilized for the Partnership’s financial covenants under its credit facility, with the exception that Adjusted EBITDA includes some non-cash items specifically excluded under the credit facility. EBITDA, Adjusted EBITDA and Distributable Cash Flow are not measures of financial performance under GAAP and, accordingly, should not be considered in isolation or as a substitute for net income, operating income, or cash flows from operating activities in accordance with GAAP.
(2)	Represents Anadarko Petroleum Corporation’s (“Anadarko” – NYSE: APC) non-controlling interest in the operating results of Atlas Pipeline Mid-Continent WestOk, LLC (“WestOK”) and Atlas Pipeline Mid-Continent WestTex, LLC (“WestTX”); and MarkWest’s non-controlling interest in Centrahoma.
(3)	Represents the depreciation, amortization and interest expense included in income attributable to non-controlling interest for MarkWest’s interest in Centrahoma.
(4)	Includes the non-cash impact of commodity price movements on pipeline linefill inventory, non-cash compensation and minimum volume adjustments on certain producer throughput contracts.
(5)	Net of non-controlling interest maintenance capital of $481 thousand and $41 thousand for the three ended March 31, 2014 and 2013, respectively

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Unaudited Operating Highlights(1)

	Three Months Ended March 31,
	2014	2013	Percent Change
Pricing (unhedged):

Weighted Average Market Prices:
NGL price per gallon – Conway hub	$1.00	$0.83	20.5%
NGL price per gallon – Mt. Belvieu hub	0.97	0.85	14.1%

Natural gas sales ($/MCF):
SouthOK	4.78	3.17	50.8%
WestOK	4.76	3.20	48.8%
WestTX	4.73	3.12	51.6%
Weighted average	4.75	3.17	49.8%

NGL sales ($/Gallon):
SouthOK	1.06	0.72	47.2%
SouthTX	1.05	—	—
WestOK	1.19	0.98	21.4%
WestTX	0.99	0.93	6.5%
Weighted average	1.07	0.84	27.4%

Condensate sales ($/barrel):
SouthOK	90.41	91.86	(1.6)%
SouthTX	85.92	—	—
WestOK	85.32	83.67	2.0%
WestTX	98.65	88.02	12.1%
Weighted average	89.05	86.00	3.5%

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Unaudited Operating Highlights(1)

	Three Months Ended March 31,
	2014	2013	Percent Change
Volumes:

SouthOK system(2):
Gathered gas volume (MCFD)	399,700	391,499	2.1%
Processed gas volume(3) (MCFD)	372,653	326,678	14.1%
Residue gas volume (MCFD)	335,397	310,082	8.2%
Processed NGL volume (BPD)	28,270	34,552	(18.2)%
Condensate volume (BPD)	803	563	42.6%

SouthTX system(4):
Gathered gas volume (MCFD)	100,341	—	100.0%
Processed gas volume(3) (MCFD)	115,668	—	100.0%
Residue gas volume (MCFD)	74,913	—	100.0%
Processed NGL volume (BPD)	11,870	—	100.0%
Condensate volume (BPD)	147	—	100.0%

WestOK system:
Gathered gas volume (MCFD)	531,647	452,368	17.5%
Processed gas volume(3) (MCFD)	510,160	425,431	19.9%
Residue gas volume (MCFD)	467,269	396,694	17.8%
Processed NGL volume (BPD)	23,010	16,251	41.6%
Condensate volume (BPD)	2,164	1,969	9.9%

WestTX system(2):
Gathered gas volume (MCFD)	408,531	312,571	30.7%
Processed gas volume(3) (MCFD)	390,014	280,756	38.9%
Residue gas volume (MCFD)	286,934	209,891	36.7%
Processed NGL volume (BPD)	50,263	33,245	51.2%
Condensate volume (BPD)	1,192	1,033	15.4%

Other systems:
Gathered gas volumes (MCFD)	28,841	30,896	(6.7)%

West Texas LPG Partnership(2)
Average NGL volumes (BPD)	248,623	244,626	1.6%

Consolidated Volumes:
Gathered gas volume (MCFD)	1,465,052	1,187,334	23.4%
Processed gas volume (MCFD)	1,366,587	1,032,865	32.3%
Residue gas volume (MCFD)	1,164,513	916,667	27.0%
Processed NGL volume (BPD)	113,413	84,048	34.9%
Condensate volume (BPD)	4,306	3,565	20.8%

(1)	“MCF” represents thousand cubic feet; “MCFD” represents thousand cubic feet per day; “BPD” represents barrels per day.
(2)	Operating data for the SouthOK and WestTX systems and for West Texas LPG Partnership represents 100% of operating activity.
(3)	Processed gas volumes include volumes offloaded and processed by third parties as well as volumes bypassed and delivered as residue gas.
(4)	Gathered and processed gas volume on the SouthTX system include volumes processed by a third-party in which the Partnership receives the economic interest. Actual physical gathered and processed volumes totaled 96,333 MCFD and 93,760 MCFD, respectively, during the first quarter of 2014.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Unaudited Current Commodity Risk Management Positions

(as of May 2, 2014)

Note: The natural gas, natural gas liquid and condensate price risk management positions shown below represent the contracts in place through December 31, 2016. APL’s price risk management position in its entirety will be disclosed in the Partnership’s Form 10-K. NGL contracts are traded at Mt. Belvieu unless otherwise disclosed.

SWAP CONTRACTS

NATURAL GAS LIQUIDS HEDGES

Production Period	Purchased /Sold	Commodity	Gallons	Avg. Fixed Price
2Q14	Sold	Propane	14,868,000	0.95
2Q14	Sold	Iso Butane	2,520,000	1.25
2Q14	Sold	Normal Butane	2,520,000	1.38
2Q14	Sold	Natural Gasoline	3,780,000	1.93
3Q14	Sold	Propane	12,474,000	0.99
3Q14	Sold	Iso Butane	1,260,000	1.26
3Q14	Sold	Normal Butane	1,260,000	1.50
3Q14	Sold	Natural Gasoline	3,150,000	1.93
4Q14	Sold	Propane	12,852,000	1.00
4Q14	Sold	Iso Butane	1,260,000	1.26
4Q14	Sold	Normal Butane	1,260,000	1.53
4Q14	Sold	Natural Gasoline	3,150,000	1.93
1Q15	Sold	Propane	13,734,000	0.99
1Q15	Sold	Natural Gasoline	4,032,000	1.96
2Q15	Sold	Propane	14,364,000	0.98
2Q15	Sold	Natural Gasoline	630,000	1.97
3Q15	Sold	Propane	7,308,000	1.04
3Q15	Sold	Natural Gasoline	630,000	1.97
4Q15	Sold	Propane	11,088,000	1.02
4Q15	Sold	Natural Gasoline	630,000	1.97
1Q16	Sold	Propane	3,150,000	1.03
2Q16	Sold	Propane	1,890,000	1.02
3Q16	Sold	Propane	630,000	1.07
4Q16	Sold	Propane	630,000	1.07

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Unaudited Current Commodity Risk Management Positions

(as of May 2, 2014)

SWAP CONTRACTS

CONDENSATE HEDGES

Production Period	Purchased /Sold	Commodity	Barrels	Avg. Fixed Price
2Q14	Sold	Crude Oil	99,000	93.29
3Q14	Sold	Crude Oil	75,000	89.86
4Q14	Sold	Crude Oil	63,000	90.71
1Q15	Sold	Crude Oil	75,000	92.11
2Q15	Sold	Crude Oil	75,000	90.45
3Q15	Sold	Crude Oil	45,000	88.58
4Q15	Sold	Crude Oil	15,000	85.13

NATURAL GAS HEDGES

Production Period	Purchased /Sold	Commodity	MMBTUs	Avg. Fixed Price
2Q14	Sold	Natural Gas	2,890,000	3.91
3Q14	Sold	Natural Gas	5,050,000	4.06
4Q14	Sold	Natural Gas	5,350,000	4.15
1Q15	Sold	Natural Gas	5,965,000	4.41
2Q15	Sold	Natural Gas	4,615,000	4.18
3Q15	Sold	Natural Gas	4,615,000	4.18
4Q15	Sold	Natural Gas	4,315,000	4.26
1Q16	Sold	Natural Gas	3,150,000	4.34
2Q16	Sold	Natural Gas	1,650,000	4.24
3Q16	Sold	Natural Gas	1,650,000	4.24
4Q16	Sold	Natural Gas	1,650,000	4.24
1Q17	Sold	Natural Gas	750,000	4.44

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Unaudited Current Commodity Risk Management Positions

(as of May 2, 2014)

OPTION CONTRACTS

NGL OPTIONS

Production Period	Purchased/Sold	Type	Commodity	Gallons	Avg. Strike Price
2Q14	Purchased	Put	Propane	1,890,000	0.96
2Q14	Sold	Call	Propane	1,260,000	1.31
3Q14	Purchased	Put	Propane	2,520,000	0.95
3Q14	Sold	Call	Propane	1,260,000	1.31
4Q14	Purchased	Put	Propane	2,520,000	0.96
4Q14	Sold	Call	Propane	1,260,000	1.34
1Q15	Purchased	Put	Propane	1,890,000	0.98
1Q15	Sold	Call	Propane	1,260,000	1.28
3Q15	Purchased	Put	Propane	1,260,000	0.88

CRUDE OPTIONS

Production Period	Purchased/Sold	Type	Commodity	Barrels	Avg. Strike Price
2Q14	Purchased	Put	Crude Oil	60,000	88.91
3Q14	Purchased	Put	Crude Oil	90,000	89.91
4Q14	Purchased	Put	Crude Oil	117,000	91.57
1Q15	Purchased	Put	Crude Oil	45,000	91.33
2Q15	Purchased	Put	Crude Oil	75,000	89.49
3Q15	Purchased	Put	Crude Oil	75,000	88.59
4Q15	Purchased	Put	Crude Oil	75,000	88.15

NATURAL GAS OPTIONS

Production Period	Purchased/Sold	Type	Commodity	MMBTUs	Avg. Strike Price
2Q 2014	Purchased	Put	Natural Gas	300,000	4.10
3Q 2014	Purchased	Put	Natural Gas	300,000	4.15